Exhibit 99.1
FOR IMMEDIATE RELEASE

January 23, 2008 For more information contact: Scott Estes (419) 247-2800 Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC. APPOINTS JEFFREY R. OTTEN
TO BOARD OF DIRECTORS
Toledo, Ohio, January 23, 2008.....Health Care REIT, Inc. (NYSE:HCN) announced today the appointment of Jeffrey R. Otten to its Board of Directors. Mr. Otten brings over 30 years of health care experience focused on high quality, cost efficient medical services. Mr. Otten has been responsible for the financing, programming, design and construction of over one million square feet of diverse health care space, including ambulatory care and intensive care units, operating rooms and research space.
Mr. Otten served as President and Chief Executive Officer of the Brigham and Women’s Hospital, a teaching affiliate of Harvard Medical School. Before that, he was Chief Operating Officer of the Hospital of the University of Pennsylvania and, prior to that, he served as Associate Hospital Director and Chief Financial Officer of UCLA Medical Center. Mr. Otten is a current Director of Clarity Medical Systems, a medical device company specializing in ophthalmic imaging, as well as Zonare, a designer of compact ultrasound equipment. Mr. Otten also served as Chief Executive Officer of Stentor, an innovative medical informatics company based in San Francisco, from January 2004 through August 2005, at which time it was sold to Philips.
George L. Chapman, Chairman and Chief Executive Officer of Health Care REIT, commented, “Jeff’s skills and experience will provide important guidance as we expand our programmatic relationship investment strategy across the full spectrum of health care real estate. Jeff shares our vision of working with companies that provide cost effective, quality care in a consumer-focused setting.”
With the appointment of Mr. Otten, HCN’s Board of Directors totals eleven members, eight of whom are independent.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is an equity real estate investment trust that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, the company was the first real estate investment trust to invest exclusively in health care facilities. The company also offers a full array of property management and development services. As of December 31, 2007, the company’s broadly diversified portfolio consisted of 638 properties in 38 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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